Grant Park Fund Weekly Commentary

For the Week Ended September 16, 2011

Current Month Rolling Performance* Rolling Risk Metrics* (Oct 2006 - Sep 2011)

Class	Week ROR	MTD ROR	YTD ROR	1 yr Ann ROR	3 yr Ann ROR	5 yr Ann ROR	10 yr Ann ROR	Annualized ROR	Annualized Standard Deviation	Maximum Drawdown	Sharpe Ratio	Sortino Ratio
A	-1.7%	-1.7%	-8.3%	-2.5%	-1.8%	3.7%	4.6%	3.7%	12.5%	-16.4%	0.4	0.5
B**	-1.7%	-1.7%	-8.7%	-3.1%	-2.5%	2.9%	N/A	2.9%	12.4%	-17.1%	0.3	0.4
Legacy 1***	-1.6%	-1.6%	-6.8%	-0.6%	N/A	N/A	N/A	-1.8%	11.3%	-10.9%	-0.1	-0.2
Legacy 2***	-1.7%	-1.6%	-7.1%	-1.0%	N/A	N/A	N/A	-2.2%	11.3%	-11.1%	-0.1	-0.3
Global 1***	-1.4%	-1.1%	-6.9%	-2.1%	N/A	N/A	N/A	-3.4%	10.6%	-13.3%	-0.3	-0.4
Global 2***	-1.4%	-1.1%	-7.1%	-2.4%	N/A	N/A	N/A	-3.8%	10.6%	-13.5%	-0.3	-0.5
Global 3***	-1.4%	-1.2%	-8.4%	-4.1%	N/A	N/A	N/A	-5.5%	10.6%	-14.6%	-0.5	-0.7

S&P 500 Total Return Index****	5.4%	-0.1%	-1.9%	8.7%	3.7%	0.2%	3.6%	0.2%	18.0%	-50.9%	0.1	0.0
Barclays Capital U.S. Long Gov Index****	-1.4%	3.7%	20.1%	10.6%	10.8%	9.3%	8.0%	9.3%	11.9%	-12.3%	0.8	1.4

* Performance metrics are calculated using month-to-date performance estimates. All performance data is subject to verification.

** Units began trading in August 2003.

*** Units began trading in April 2009.

**** Index is unmanaged & is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Portfolio Positions by Sectors and Markets (Two largest positions within each sector)

	Portfolio for A, B and Legacy units					Portfolio for Global units
Sector	Sector		Market			Sector		Market
	Exposure	Position	Contract	Exposure	Position	Exposure	Position	Contract	Exposure	Position
COMMODITIES	41%					39%
Energy	16%	Short	Natural Gas	3.9%	Short	16%	Short	Natural Gas	4.0%	Short
			Brent Crude Oil	3.2%	Long			Brent Crude Oil	3.5%	Long
Grains/Foods	12%	Long	Corn	2.7%	Long	11%	Long	Corn	2.7%	Long
			Soybeans	2.7%	Long			Soybeans	2.7%	Long
Metals	13%	Short	Gold	4.3%	Long	12%	Short	Gold	4.0%	Long
			Silver	2.2%	Long			Silver	2.1%	Long
FINANCIALS	59%					61%
Currencies	24%	Short $	Euro	2.4%	Short	25%	Short $	Euro	3.3%	Short
			Japanese Yen	2.1%	Long			Japanese Yen	2.0%	Long
Equities	14%	Short	S&P 500	2.9%	Long	15%	Long	S&P 500	4.7%	Long
			Nasdaq	1.5%	Long			Nasdaq	2.1%	Long
Fixed Income	21%	Long	Bunds	3.3%	Long	21%	Long	Bunds	3.3%	Long
			U.S. 10-Year Treasury Notes	2.3%	Long			U.S. 2-Year Treasury Notes	2.3%	Long

Market Commentary (Largest price movements within each sector)

Sector/Market
Energy

Natural gas markets fell nearly 3% due to U.S. Energy Information Administration Reports which showed a large increase in U.S. inventories. Temperate weather conditions in the U.S. put pressure on demand for energy products and added to the decline in natural gas. Crude oil held onto modest gains from early in the week, supported by strength in the equity markets.

Grains/Foods

Grains prices predominantly declined as improved growing conditions supported forecasts for higher supplies. In the softs markets, sugar and coffee prices were down over 5% and 3% respectively following reports which showed strong production from key Brazilian farming regions.

Metals

Base metals finished lower due to losses which stemmed from fears the economic impact of a Greek debt default would weigh heavily on the Eurozone manufacturing sector. Gold and silver prices also declined as investors liquidated safe-haven assets to take advantage of rallies in the equity markets. Several meetings between European officials supported optimism regarding the ailing Eurozone debt markets, putting further pressure on precious metals prices.

Currencies

The Japanese yen moved higher against counterparts as continued concerns surrounding a global economic slowdown promoted safe-haven demand. Despite Greek concerns, the euro pared recent losses against the U.S. dollar following news the European Central bank will cooperate with other reserve banks across the globe to provide short-term funding for the Eurozone debt markets. The New Zealand dollar broke recent downtrends on a rally in the Asian equity markets.

Equities

Bullish optimism regarding the European financial situation drove the global equity markets higher. Short-term funding proposals and key meetings between Eurozone and ECB officials were the main drivers behind improved sentiment surrounding the European financial markets. Reports of strong third quarter earnings estimates also provided a boost to share prices.

Fixed Income

U.S. Treasury markets moved lower as investors shifted their investment focus to the rallying equity markets. Forecasts for weak demand for an upcoming Treasury auction drove prices down as well. In Europe, German Bund prices fell following reports that Eurozone officials were considering the establishment of a common bond for the European Union.

Performance Chart

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index: Long Subset): A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices. The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

Compounded Annualized Rate of Return (ROR): This is the geometric 12-month mean that assumes the same rate of return for each 12-month period to arrive at the equivalent compound growth rate reflected in the actual return data.

Standard and Poor's 500 Total Return Index (S&P 500 Index): A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor's based on industry representation, liquidity, and stability. The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy. The total return calculation includes the price-plus-gross cash dividend return.

Risk Metrics Chart

Drawdown: A drawdown is any losing period during an investment's performance history. It is defined as the percent retrenchment from an equity peak to an equity valley. Maximum drawdown is simply the largest percentage drawdown that has occurred during the specified time frame. Grant Park's drawdowns are computed based on month-end equity values.

Sharpe Ratio: A return/risk measure defined as the average incremental return of an investment over the risk free rate.

Sortino Ratio: A ratio developed to differentiate between good and bad volatility. The calculation provides a risk-adjusted measure of performance without penalizing for upward price changes.

Standard Deviation: Measures the dispersal or uncertainty in a random variable (in this case, investment returns). It measures the degree of variation of returns around the mean, or average, return. The higher the volatility of the investment returns, the higher the standard deviation will be. For this reason, standard deviation is often used as a measure of investment risk.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE. OFFERING BY PROSPECTUS ONLY. INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL'S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.